EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, Nov. 13, 2018 (GLOBE NEWSWIRE) -- Continental Materials Corporation (the "Company") (NYSE American; CUO) today reported a net loss of $1,236,000, or 73 cents per share, for the third quarter ended September 29, 2018 compared to net income of $835,000, or 50 cents per share, for the third quarter ended September 30, 2017.

Consolidated sales in the third quarter of 2018 were $40,978,000 or $2,351,000 (6.1%) higher than the third quarter of 2017. The Heating and Cooling segment reported a 7.5% increase as fan-coil sales exceeded prior year levels. Sales in the Evaporative Cooling segment increased 13.9% due to price increases announced earlier in the year. Sales in the Concrete, Aggregates and Construction Supplies (CACS) segment increased 5.4% attributable to the concrete and construction supplies divisions.

Interest expense for the third quarter of 2018 was $140,000 compared to $98,000 for 2017. The increase is attributed to rising interest rates combined with higher average outstanding debt.

The operating loss in the third quarter of 2018 was $1,452,000 compared to operating income of $1,318,000 in the third quarter of 2017. The decline in performance was seen primarily in the CACS segment, which reported a current quarter operating loss of $63,000 compared to operating income of $1,602,000 for the third quarter of 2017. Additionally, investments to promote future growth in the Heating and Cooling and Evaporative Cooling segments, as well as similar investments at the corporate level, contributed to the current quarter operating loss.

Consolidated sales in the first nine months of 2018 were $121,151,000, an increase of $8,534,000 or 7.6% compared to the first nine months of 2017. All segments contributed to the increase in sales between the two nine-month periods.

The operating loss for the first nine months of 2018 was $6,703,000 and included a charge of $6,840,000 related to the write-off of deferred development costs in the first half of this year. Excluding this write-off operating income for the first nine months of the year was $137,000 compared to $2,362,000 in the first nine months of 2017. As noted in the discussion of quarterly results, investments to promote future growth contributed to the current year’s decline in operating results.

Interest expense for the first nine months of 2018 was $415,000 compared to $272,000 for the first nine months of 2017. As with the quarter, the increase is attributed to increased interest rates on higher average outstanding debt.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate as of September 29, 2018 was 25.0% compared to 34.0% as of September 30, 2017. The decrease in the effective rate is attributable to the recently enacted Tax Act, which reduced the Company’s Federal Tax Rate from 34.0% to 21.0%.

For further information, see the Company’s Form 10-Q report for the quarterly period ended September 29, 2018.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Sales	$40,978,000	$38,627,000	$121,151,000	$112,617,000

Operating (loss) income	(1,452,000)	1,318,000	(6,703,000)	2,362,000

Interest expense	(140,000)	(98,000)	(415,000)	(272,000)

Other (loss) income, net	(56,000)	46,000	30,000	94,000

(Loss) income before income taxes	(1,648,000)	1,266,000	(7,088,000)	2,184,000

(Benefit) provision for income taxes	(412,000)	431,000	(1,772,000)	743,000

Net (loss) income	$(1,236,000)	$835,000	$(5,316,000)	$1,441,000

Basic and diluted (loss) income per share:	$(0.73)	$0.50	$(3.13)	$0.86

Average shares outstanding	1,698,000	1,682,000	1,697,000	1,679,000

Contact: Paul Ainsworth
(312) 541-7202